Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Cabot Corporation:

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-19103, No. 333-19099, No. 333-161253 and No. 333-177176) pertaining to the Cabot Retirement Savings Plan of Cabot Corporation of our report dated June 30, 2014 relating to the statement of net assets available for benefits of the Cabot Retirement Savings Plan as of December 31, 2013, and the related statement of changes in net assets available for benefits for the year then ended, and the related schedule, included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH

June 30, 2014